                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          ASPECT MEDICAL SYSTEMS, INC.
              ---------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                          ASPECT MEDICAL SYSTEMS, INC.
                               141 NEEDHAM STREET
                          NEWTON, MASSACHUSETTS 02464

                            ------------------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2001

                            ------------------------

To our stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aspect Medical Systems, Inc. will be held on Tuesday, May 22, 2001 at 9:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

     1. The election of three members to our board of directors to serve as Class I directors, each for a term of three years.

     2. The approval of our 2001 Stock Incentive Plan.

     3. The ratification of the selection by our directors of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 31, 2001.

     The stockholders will also act on any other business that may properly come before the meeting.

     Stockholders of record at the close of business on April 9, 2001 are entitled to vote. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

     We hope that all stockholders will be able to attend the meeting in person. In order to ensure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the meeting. A postage-prepaid envelope, addressed to EquiServe, L.P., our transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person, and your proxy card will be returned to you upon your written request.

     All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          J. NEAL ARMSTRONG
                                          Secretary

Newton, Massachusetts
April 23, 2001

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                          ASPECT MEDICAL SYSTEMS, INC.
                               141 NEEDHAM STREET
                          NEWTON, MASSACHUSETTS 02464
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                  FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2001

     The enclosed proxy card is solicited by the board of directors of Aspect Medical Systems, Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, May 22, 2001 at 9:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

     All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary.

     Our Annual Report to Stockholders for the fiscal year ended December 31, 2000 is being mailed to stockholders with the mailing of these proxy materials on or about April 23, 2001.

     A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN OR ORAL REQUEST TO OUR INVESTOR RELATIONS DEPARTMENT, ASPECT MEDICAL SYSTEMS, INC., 141 NEEDHAM STREET, NEWTON, MASSACHUSETTS 02464, TELEPHONE: (617) 559-7000.

VOTING SECURITIES AND VOTES REQUIRED

     Stockholders of record at the close of business on April 9, 2001 will be entitled to notice of and to vote at the meeting. On that date, 17,502,590 shares of our common stock were issued and outstanding.

     Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the meeting is necessary to establish a quorum for the transaction of business.

     Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting. We have no other securities entitled to vote at the meeting. The votes will be counted, tabulated and certified by EquiServe, L.P., our transfer agent and registrar. A representative of EquiServe will serve as the inspector of elections at the meeting.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, will not be considered as present and entitled to vote with respect to a particular matter and will have no effect on the voting on such matter.

     Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke it at any time before it is exercised by giving written notice to our Secretary prior to the meeting, or by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified in those proxies. If a stockholder does not specify in the proxy card how the shares are to be voted, they will be voted in favor of the election as directors of those persons named in this proxy statement and in favor of all other items set forth in this proxy statement.

                          STOCK OWNERSHIP INFORMATION

     The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2001 by:

     - each person who owns beneficially more than 5% of the outstanding shares of our common stock,

     - each of our directors and the named executive officers, and

     - all of our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable on or before April 1, 2001 or issuable pursuant to outstanding warrants are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all executive officers and directors is c/o Aspect Medical Systems, Inc., 141 Needham Street, Newton, Massachusetts 02464.

                                                              NUMBER OF SHARES      PERCENTAGE OF
NAME AND ADDRESS                                                BENEFICIALLY         COMMON STOCK
OF BENEFICIAL OWNER                                               OWNED(1)        BENEFICIALLY OWNED
-------------------                                           ----------------    ------------------
5% STOCKHOLDERS
Capital Group International, Inc.(2)........................     2,413,200               13.9%
  11100 Santa Monica Boulevard
  Los Angeles, CA 90025
Capital Research and Management Company(3)..................     1,117,100                6.4
  333 South Hope Street
  Los Angeles, CA 90071
One Liberty Fund III, L.P.(4)...............................     1,530,871                8.8
  One Liberty Ventures
  150 Cambridge Park Drive
  Cambridge, MA 02140
QuestMark Partners, L.P.(5).................................       915,750                5.2
  QuestMark Advisers, LLC
  One South Street, Suite 800
  Baltimore, MD 21202
T. Rowe Price Associates, Inc.(6)...........................     1,767,136               10.2
  100 E. Pratt Street
  Baltimore, MD 21202
DIRECTORS AND NAMED EXECUTIVE OFFICERS
J. Neal Armstrong...........................................       267,895                1.5
Boudewijn L.P.M. Bollen.....................................        28,333                  *
Nassib G. Chamoun(7)........................................       617,084                3.5
Stephen E. Coit.............................................         9,998                  *
J. Breckenridge Eagle(8)....................................       287,646                1.6
Edwin M. Kania, Jr.(9)......................................     1,540,869                8.9
Lester John Lloyd(10).......................................        59,086                  *
Paul J. Manberg(11).........................................       145,917                  *
Terrance McGuire............................................         9,998                  *
Helgert van Raamt...........................................        70,677                  *

                                                              NUMBER OF SHARES      PERCENTAGE OF
NAME AND ADDRESS                                                BENEFICIALLY         COMMON STOCK
OF BENEFICIAL OWNER                                               OWNED(1)        BENEFICIALLY OWNED
-------------------                                           ----------------    ------------------
Donald R. Stanski...........................................        45,687                  *
All current executive officers and directors as a group (15
  persons)(12)..............................................     3,397,166               18.8%

---------------
  *  Less than 1% of the outstanding common stock.

 (1) Includes the following number of shares of our common stock issuable upon the exercise of outstanding stock options which may be exercised on or before April 1, 2001: Mr. Armstrong: 94,323; Mr. Barrett: 29,063; Mr.
     Bollen: 28,333; Mr. Chamoun: 105,030; Mr. Coit: 9,998; Mr. Devlin: 34,531;
     Mr. Eagle: 62,199; Mr. Germscheid: 16,666; Mr. Kania: 9,998; Dr. Kelley:
     12,500; Mr. Lloyd: 11,041; Dr. Manberg: 78,281; Mr. McGuire: 9,998; Dr.
     Stanski: 45,687; Mr. van Raamt: 70,677; all executive officers and directors as a group: 618,325.

 (2) This information is taken from a Schedule 13G/A filed with the SEC on February 12, 2001. According to the Schedule 13G/A, each of Capital Group International, Inc. and Capital Guardian Trust Company have sole voting power with respect to 1,806,200 shares of our common stock and sole dispositive power with respect to 2,413,200 shares of our common stock.

 (3) This information is taken from a Schedule 13G/A filed with the SEC on February 12, 2001. According to the Schedule 13G/A, Capital Research and Management Company has sole dispositive power with respect to 1,117,000 shares of our common stock and SMALLCAP World Fund, Inc. has sole voting power with respect to 1,117,000 shares of our common stock.

 (4) Includes 275 shares of our common stock which One Liberty Fund III, L.P. has the right to acquire upon exercise of a warrant. Mr. Kania, a director of Aspect, is a general partner of One Liberty Partners III, L.P., the general partner of One Liberty Fund III, L.P. Mr. Kania disclaims beneficial ownership of the shares held by One Liberty Fund III, L.P., except to the extent of his pecuniary interest in those shares.

 (5) Includes 186,661 shares of our common stock held by QuestMark Partners Side Fund, L.P., 70,213 shares of our common stock subject to a warrant exercisable by QuestMark Partners, L.P. and 20,537 shares of our common stock subject to a warrant exercisable by QuestMark Partners Side Fund.

 (6) This information is taken from a Schedule 13G/A filed with the SEC on February 14, 2001. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has sole voting power with respect to 469,182 shares of our common stock and sole dispositive power with respect to 1,767,136 shares of our common stock.

 (7) Includes 70,000 shares of common stock held by The Nassib G. Chamoun 1998 Irrevocable Trust, of which Mr. Chamoun disclaims beneficial ownership.

 (8) Includes 35,000 shares of common stock held by Jeanne Warren Eagle as Trustee for the Trust for John Warren Eagle, of which Mr. Eagle disclaims beneficial ownership.

 (9) Includes 1,530,871 shares beneficially held by One Liberty Fund III, L.P. See Note 4 above.

(10) Includes 652 shares of common stock held by Lester John Lloyd and/or Lynne Dewar Lloyd, Trustees or Successor Trustees under the Lloyd Trust U/A/D 10/05/88, of which Mr. Lloyd disclaims beneficial ownership. Mr. Lloyd also disclaims beneficial ownership of a warrant to purchase 71 shares of common stock, which is held by Lester John Lloyd and/or Lynne Dewar Lloyd, Trustees or Successor Trustees under the Lloyd Trust U/A/D 10/05/88.

(11) Includes 3,571 shares of common stock held by Paul Manberg, as Custodian under the Uniform Transfer to Minors Act, for Shawn Joseph Manberg, and 3,571 shares of common stock held by Paul Manberg, as Custodian under the Uniform Transfer to Minors Act, for Kate Michelle Manberg.

(12) Includes 9,115 shares of common stock held by Mr. Barrett which, as of April 1, 2001, are subject to repurchase by Aspect if Mr. Barrett ceases to be employed by or provide services to Aspect.

                             ELECTION OF DIRECTORS

     We have a classified board of directors consisting of three Class I Directors, three Class II Directors and two Class III Directors. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. The persons named in the enclosed proxy card will vote to elect, as Class I Directors, Stephen E. Coit, Richard J. Meelia and Donald R. Stanski, the three director nominees named below, unless the proxy card is marked otherwise. Each Class I Director will be elected to hold office until the 2004 Annual Meeting of Stockholders and until his successor is elected and qualified. Terrance G. McGuire served as a Class I Director until his resignation from the board of directors on March 19, 2001. On April 3, 2001, the board of directors elected Mr. Meelia to fill the vacancy resulting from the resignation of Mr. McGuire for the unexpired portion of Mr. McGuire's term as a Class I Director.

     If a stockholder returns a proxy card without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of our board of directors. The nominees have indicated their willingness to serve, if elected, however, if any of the nominees should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

     For each member of our board of directors, including those who are nominees for election as Class I Directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the name of other publicly held companies of which he serves as a director and his age and length of service as a director of Aspect.

     No director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

NOMINEES FOR TERMS EXPIRING IN 2004 (CLASS I DIRECTORS)

STEPHEN E. COIT, age 52, became a director in 1987.

     Stephen E. Coit joined Aspect as a director in 1987. Mr. Coit has been a self-employed artist since 1997. From 1995 to 1997, Mr. Coit served as a general partner of Charles River Ventures, a venture capital firm. From 1984 to 1994, Mr. Coit served as a general partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm.

RICHARD J. MEELIA, age 52, became a director in 2001.

     Richard J. Meelia joined Aspect as a director in 2001. Mr. Meelia has served as President and Chief Executive Officer of Tyco Healthcare Group, a medical products company, since March 1999. From July 1995 to March 1999, he served as President of The Kendall Company, a medical products company, which was acquired by Tyco Healthcare Group in 1994. Mr. Meelia also serves as a director of Consolidated Products & Services, Inc. and the Chernobyl Children Project, Inc.

DONALD R. STANSKI, M.D., age 50, became a director in 1996.

     Donald R. Stanski joined Aspect as a director in 1996. Dr. Stanski has been a professor of anesthesia and medicine (Clinical Pharmacology) at Stanford University since 1979 and is an anesthesiologist/clinical pharmacologist. He served as Chair of the Department of Anesthesia at Stanford University from 1992 to 1997. Since 1998, Dr. Stanski has served as the Vice President of Scientific and Medical Programs for Pharsight Corporation, a company which assists in the development of therapeutic products.

DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS II DIRECTORS)

BOUDEWIJN L.P.M. BOLLEN, age 54, became a director in 1998.

     Boudewijn L.P.M. Bollen joined Aspect as a director in 1998. Since 1998, he has been a self-employed consultant. From June 1998 to October 1998, Mr. Bollen served as President -- International of Aspect. From 1986 to 1998, Mr. Bollen held several positions with Mallinckrodt, Inc., a specialty chemicals and healthcare company, and predecessor entities, including Executive Vice President for Worldwide Sales, Service Distribution, Vice President of European Sales and Marketing and Vice President and Managing Director for Europe. From 1981 to 1986, Mr. Bollen served as Vice President of Marketing and Sales in Europe for Bentley Laboratories, Inc., a manufacturer of specialized monitoring and medical equipment.

J. BRECKENRIDGE EAGLE, age 51, served as a director from 1988 to 1991 and from 1996 to the present.

     J. Breckenridge Eagle joined Aspect as a director in 1988 and served until 1991. He became a director again in 1996. Mr. Eagle has served as Chairman of the Board of Directors since 1996. He served as President and Chief Operating Officer of Aspect in 1996 and served as a consultant to Aspect in 1995. From 1989 to 1995, he served as President of ECS, Inc., a medical practice management company, which he founded in 1989. From 1981 to 1988, he served as Chief Financial Officer, Vice President and General Manager of The Health Data Institute, Inc., a health care services company, which he co-founded.

EDWIN M. KANIA, age 43, became a director in 1995.

     Edwin M. Kania joined Aspect as a director in 1995. Mr. Kania is a founding general partner of OneLiberty Ventures, a venture capital firm, which he joined in 1995. Previously, he was a general partner at a predecessor firm, Morgan Holland Ventures, which he joined in 1985. Mr. Kania also serves as a director of Exact Sciences Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2003 (CLASS III DIRECTORS)

NASSIB G. CHAMOUN, age 38, became a director in 1987.

     Nassib G. Chamoun is a founder of Aspect and has served as a director since 1987. Mr. Chamoun has served as President of Aspect since 1996 and Chief Executive Officer since 1995. Mr. Chamoun served as Chairman of the Board of Directors from 1987 to 1996 and as Chief Scientific Officer from 1991 to 1995. Mr. Chamoun also served as President and Chief Executive Officer prior to 1995 at various times since founding Aspect in 1987. From 1984 to 1987, Mr. Chamoun was a fellow in cardiovascular physiology at the Lown Cardiovascular Laboratory of the Harvard School of Public Health.

LESTER JOHN LLOYD, age 64, served as a director from 1991 to April 1995 and from November 1995 to the present.

     Lester John Lloyd joined Aspect as a director in 1991 and served until April 1995. He became a director again in November 1995. Mr. Lloyd has served as Chairman and Chief Financial Officer of Alere Medical Incorporated, a medical technology and service company, since 1996. Mr. Lloyd was a founder and, from 1981 to 1990, served as Chief Executive Officer of Nellcor Incorporated, which develops and manufactures medical devices.

EXECUTIVE OFFICERS OF THE CORPORATION

J. NEAL ARMSTRONG, age 62, became an executive officer in 1996.

     J. Neal Armstrong joined Aspect in 1996 and has served as Vice President, Chief Financial Officer and Secretary since that time. From 1990 to 1996, Mr. Armstrong served as Vice President of Finance, Chief Financial Officer and a director of Haemonetics, Inc., a manufacturer of blood processing systems. From 1985 to 1990, he served as Vice President of Finance and Administration, Treasurer and Chief Financial Officer at BTU International, a manufacturer of thermal processing systems. He previously served for 14 years in senior operating and financial positions at Texas Instruments, Inc., an electronics company.

JEFFREY L. BARRETT, age 38, became an executive officer in 1997.

     Jeffrey L. Barrett joined Aspect in 1997 and has served as Vice President of Corporate Operations since January 2001. Mr. Barrett served as Vice President of Manufacturing and Operations from 1997 to January 2001. From 1996 to 1997, he served as Vice President of Manufacturing at Aksys, Ltd., a developer of dialysis equipment. From 1989 to 1996, Mr. Barrett served in a variety of manufacturing and operating positions at Haemonetics, Inc., a manufacturer of blood processing systems, including as its Vice President of Operations.

PHILIP H. DEVLIN, age 44, became an executive officer in 1994.

     Philip H. Devlin joined Aspect in 1990 and has served as Vice President of Research and Development since 1994 and as Director of Product Development of Aspect from 1990 to 1994. From 1984 to 1985 and 1986 to 1990, he served as Software Engineer and Manager of Software Engineering at Lifeline Systems, Inc., a medical products and communications company. From 1980 to 1984, he served as Chief Biomedical Engineer at Beth Israel Hospital in Boston, Massachusetts and from 1985 to 1986 he served as Technical Marketing Engineer in the Medical Product Group of Hewlett-Packard Company, a manufacturer of computers and medical devices.

RALPH GERMSCHEID, age 45, became an executive officer in 2000.

     Ralph Germscheid joined Aspect in July 2000 and has served as Vice President of Sales since that time. Prior to joining Aspect, Mr. Germscheid served as Vice President of Sales -- Alternate Care for Mallinckrodt, Inc., a specialty chemicals and healthcare company, from 1998 to 2000. From 1995 to 1998, he served as the Western Area Sales Manager for Nellcor Puritan Bennett, Inc., a manufacturer of medical devices.

SCOTT D. KELLEY, M.D., age 42, became an executive officer in 2000.

     Scott D. Kelley joined Aspect in July 2000 and has served as Vice President and Medical Director since that time. Prior to joining Aspect, Dr. Kelley served as an Associate Professor of Clinical Anesthesia and Director of Liver Transplant at the University of California, San Francisco Medical School from 1990 to 2000.

PAUL J. MANBERG, PH.D., age 46, became an executive officer in 1991.

     Paul J. Manberg joined Aspect in 1991 and has served as Vice President of Clinical, Regulatory and Quality Assurance since 1991. From 1984 to 1990, Dr. Manberg served in a variety of clinical research positions at Serono Laboratories, a pharmaceutical company, including as Vice President, Research and Development. From 1979 to 1984, he served as a Clinical Research Scientist at Burroughs -- Wellcome Company, a pharmaceutical company, and served as an Adjunct Research Scientist at the University of North Carolina.

HELGERT VAN RAAMT, age 52, became an executive officer in 1998.

     Helgert van Raamt joined Aspect in 1998 and has served as Vice President and Managing Director -- International since that time. From 1990 to 1998, Mr. van Raamt held several positions with Mallinckrodt, Inc., a specialty chemicals and healthcare company, and its predecessor entities, Nellcor Puritan Bennett, Inc. and Nellcor Incorporated. From February 1998 to October 1998, Mr. van Raamt served as Mallinckrodt's Vice President and Managing Director, Europe and as a member of Mallinckrodt's General Management committee. From 1996 to 1998, Mr. van Raamt served as Vice President and Managing Director of Nellcor Puritan Bennett. From 1995 to 1996, Mr. van Raamt was Director of Sales and Marketing at Nellcor Puritan Bennett, and from 1990 to 1995, he held a variety of positions at Nellcor Incorporated, including General Manager Europe North, Middle East, and Africa and Director of Sales and Marketing.

     For additional information relating to our executive officers, see the disclosure regarding Messrs. Chamoun and Eagle set forth under the heading "Election of Directors."

     For information relating to shares of our common stock owned by each of our directors and executive officers, see the disclosure set forth under the heading "Stock Ownership Information."

BOARD AND COMMITTEE MEETINGS

     Our board of directors met five times during the fiscal year ended December 31, 2000. During the fiscal year ended December 31, 2000, each of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which he served.

     We do not have a standing nominating committee or a committee performing similar functions.

     The Audit Committee consists of Messrs. Bollen, Kania and Lloyd, each of whom is independent, as defined by the applicable listing standards of the National Association of Securities Dealers. The Audit Committee was established for the purposes of recommending the selection of our independent auditors, reviewing the effectiveness of our accounting policies and practices, financial reporting and internal controls, reviewing any transactions that involve a potential conflict of interest, reviewing the scope of independent audit coverages and the fees charged by the independent accountants, and reviewing the independence of the accountants from management. The Audit Committee also reviews other matters with respect to Aspect's accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee met four times during the fiscal year ended December 31, 2000. On July 20, 1999, our board of directors adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to this proxy statement.

     Messrs. Bollen and Coit and Dr. Stanski serve as the members of the Compensation Committee. The Compensation Committee sets and administers the policies that govern annual compensation for our executives. The Compensation Committee approves compensation arrangements for officers, consultants and directors, including the grant of options to purchase shares of our common stock pursuant to our stock option plans or other plans that may be established. The Compensation Committee met one time during the fiscal year ended December 31, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

COMPENSATION OF DIRECTORS

     We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. No director who is also an employee of Aspect receives separate compensation for services rendered as a director.

     In addition, our non-employee directors are eligible to receive stock options under our 1998 Director Stock Option Plan. Our director stock option plan was initially adopted by our board of directors and stockholders in February 1998 and was subsequently amended in 1999 to increase the number of shares of common stock authorized under the plan from 100,000 to 200,000 shares. Under the plan, each non-employee director who becomes a director after April 1998 is eligible to receive a nonstatutory stock option to purchase 10,000 shares of our common stock on the date of his or her election to the board of directors. The plan also authorizes each non-employee director to receive a nonstatutory stock option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders. Stock options held by non-employee directors under the director stock option plan vest and become fully exercisable upon a change of control event or acquisition event, each as defined in the plan. We currently have six non-employee directors on our board of directors:
Mr. Bollen, Mr. Coit, Mr. Kania, Mr. Lloyd, Mr. Meelia and Dr. Stanski.

     During the fiscal year ended December 31, 2000, we granted nonstatutory stock options to purchase shares of our common stock to the non-employee members of our board of directors as follows: Mr. Bollen: 5,000; Mr. Coit: 5,000; Mr.
Kania: 5,000; Mr. Lloyd: 5,000; Mr. McGuire: 5,000; and Dr. Stanski: 5,000. Because we did not hold an annual meeting of stockholders in 2000, all of these grants were made under our 1998 Stock Incentive Plan. The grants were made on May 8, 2000, and the exercise price for each of these options is $46.438 per share. The options are exercisable in three equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director on each vesting date.

     Also during the fiscal year ended December 31, 2000, we granted stock options to purchase shares of our common stock to the members of our board of directors who are also employees of Aspect as follows: Mr. Chamoun: 50,000; and Mr. Eagle: 35,000. The grants were made on July 12, 2000, and the exercise price for each of these options is $23.625 per share. The options are exercisable in monthly increments over a four-year period, provided, however, that the options may not be exercised during the first six months of this vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 2000, we loaned an aggregate amount of $234,420 to Mr. Chamoun, our president, chief executive officer and one of our directors. The loan was represented by a promissory note. Under the terms of the promissory note, the loan bears interest at 8% per year. The repayment terms require Mr. Chamoun to pay all outstanding interest then accrued in July 2001; $39,070 plus interest on the outstanding amount of the loan in each of July 2002, 2003 and 2004; and the outstanding principal and interest in July 2005. Mr. Chamoun signed a pledge agreement granting Aspect a security interest in 15,628 shares of Aspect's common stock held by Mr. Chamoun as collateral for the loan.

     Mr. Chamoun also received loans from us in February 1997, May 1997 and November 1998 for an aggregate amount of $181,548. Under the terms of the February 1997 loan agreement, the loan bears interest at 5.28% per year. Mr. Chamoun signed a pledge agreement granting Aspect a security interest in 341,068 shares of our common stock held by Mr. Chamoun as collateral for the loan. The May 1997 loan, represented by two promissory notes, bears interest at 5.28% per year. The November 1998 loan agreement bears interest at 8% per year. Mr. Chamoun signed a pledge agreement granting Aspect a security interest in 41,667 shares of our common stock held by Mr. Chamoun as collateral for the loan. The largest amount due under these notes during the fiscal year ended December 31, 2000 was $394,315. As of December 31, 2000, $394,315 plus accrued interest was due and owing under the loans made to Mr. Chamoun in 1997, 1998 and 2000.

     In December 2000, we loaned an aggregate amount of $100,000 to Mr. van Raamt, our Vice President and Managing Director -- International. The loan was represented by a promissory note. Under the terms of the promissory note, the loan bears interest at 5.6% per year. The repayment terms require Mr. van Raamt to pay: all outstanding interest then accrued in December 2001; $16,667 plus interest on the outstanding amount of the loan in each of December 2002, 2003 and 2004; and the outstanding principal and interest in December 2005. As of December 31, 2000, $100,000 plus accrued interest was due and owing under the promissory note.

     In September 1997 and April 1998, we loaned an aggregate amount of $90,000 to Mr. Barrett, our Vice President of Corporate Operations. The September 1997 loan was represented by a promissory note. That loan bears interest at 8% per year. On each of September 24, 1998, 1999 and 2000, we forgave the payment by Mr. Barrett of $8,152 and those amounts were considered and treated as compensation to Mr. Barrett by us. In the event Mr. Barrett is employed by us on September 24, 2001, we will forgive the payment by Mr. Barrett of an additional $8,152 and that amount will be considered and treated as compensation to Mr. Barrett by us. The April 1998 loan bears interest at 5.28% per year and was secured by 87,500 shares of our common stock held by Mr. Barrett which were pledged as collateral for the loan under a pledge agreement. The largest amount due under these notes during the fiscal year ended December 31, 2000 was $74,813. As of December 31, 2000, the aggregate amount owed by Mr. Barrett under the two loans was $68,063.

     We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

     - approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and

     - on terms no less favorable to us than could be obtained from unaffiliated third parties.

     For executive officer compensation and option exercise information, see "Compensation of Executive Officers" and "Report of the Compensation Committee."

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation for services rendered to us for the fiscal years ended December 31, 2000, 1999 and 1998, of those persons who were at December 31, 2000 our chief executive officer and our four other most highly compensated executive officers on December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                 --------------------
                                                                                        AWARDS
                                                         ANNUAL COMPENSATION     --------------------
                                              FISCAL    ---------------------    NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                    YEAR     SALARY($)    BONUS($)     UNDERLYING OPTIONS
---------------------------                   ------    ---------    --------    --------------------
Nassib G. Chamoun...........................   2000     $210,000     $100,000           50,000
  Chief Executive Officer                      1999     $200,000     $125,000           50,000
  and President                                1998     $190,000     $ 63,250          110,000
J. Breckenridge Eagle.......................   2000     $185,000     $100,000           35,000
  Chairman of the Board                        1999     $175,350     $ 85,000           25,000
  of Directors                                 1998     $167,000     $ 41,750           74,500
J. Neal Armstrong...........................   2000     $180,000     $100,000           35,000
  Vice President, Chief                        1999     $171,150     $ 85,000           25,000
  Financial Officer and                        1998     $163,000     $ 40,750           37,500
  Secretary
Helgert van Raamt...........................   2000     $200,000     $105,000           25,000
  Vice President and Managing                  1999     $190,000     $ 90,000           17,500
  Director -- International                    1998     $180,000           --          100,000
Paul J. Manberg.............................   2000     $161,000     $ 65,000           20,000
  Vice President of Clinical,                  1999     $153,300     $ 60,000           20,000
  Regulatory and Quality                       1998     $146,000     $ 32,850           27,500
  Assurance

     Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase shares of our common stock made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                                 ---------------------------------------------------     VALUE AT ASSUMED
                                                 % OF TOTAL                               ANNUAL RATES OF
                                   NUMBER OF      OPTIONS                                   STOCK PRICE
                                  SECURITIES     GRANTED TO                              APPRECIATION FOR
                                  UNDERLYING     EMPLOYEES    EXERCISE                    OPTION TERM(3)
                                    OPTIONS      IN FISCAL      PRICE     EXPIRATION   ---------------------
NAME                             GRANTED(#)(1)    YEAR(2)     ($/SHARE)      DATE       5%($)       10%($)
----                             -------------   ----------   ---------   ----------   --------   ----------
Nassib G. Chamoun..............     50,000          3.88%      $23.625     7/12/10     $742,882   $1,882,608
J. Breckenridge Eagle..........     35,000          2.72%      $23.625     7/12/10     $520,017   $1,317,826
J. Neal Armstrong..............     35,000          2.72%      $23.625     7/12/10     $520,017   $1,317,826
Helgert van Raamt..............     25,000          1.94%      $23.625     7/12/05     $163,179   $  360,582
Paul J. Manberg................     20,000          1.55%      $23.625     7/12/10     $297,153   $  753,043

---------------
(1) The stock options were granted on July 12, 2000 and vest monthly over a four-year period, provided, however, that the options may not be exercised during the first six months of this vesting schedule.

(2) During the fiscal year ended December 31, 2000, we granted stock options to purchase an aggregate of 1,286,812 shares of our common stock to our employees, including our executive officers.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the stock options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the stock options, net of exercise price. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of the exercise and the future performance of our common stock.

     Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth information regarding stock options exercised during the fiscal year ended December 31, 2000 and held as of December 31, 2000 by the executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                                                 AT FISCAL YEAR-END(#)     AT FISCAL YEAR-END($)(2)
                            SHARES ACQUIRED   VALUE REALIZED   -------------------------   -------------------------
NAME                        ON EXERCISE(#)        ($)(1)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                        ---------------   --------------   -------------------------   -------------------------
Nassib G. Chamoun.........      147,678         $3,110,989       79,405/141,250                $311,574/$378,156
J. Breckenridge Eagle.....           --                 --        68,021/66,479                $283,315/$ 98,147
J. Neal Armstrong.........           --                 --        83,855/69,062                $468,882/$130,693
Helgert van Raamt.........           --                 --        61,771/80,729                $230,467/$212,033
Paul J. Manberg...........           --                 --        70,938/46,562                $418,401/$ 94,537

---------------
(1) Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2) Value is based on the closing sale price of our common stock on December 29, 2000, the last trading day of the fiscal year ended December 31, 2000 ($8.625), less the applicable option exercise price.

REPORT OF THE COMPENSATION COMMITTEE

     Our executive compensation program is administered by the Compensation Committee which is composed of three non-employee directors.

     Our executive compensation program is designed to retain and reward executives who are capable of leading Aspect in achieving our business objectives in the competitive and rapidly changing industry in which we compete. The Compensation Committee establishes our compensation policies for Mr. Chamoun, our president and chief executive officer, Mr. Eagle, our chairman of the board of directors, and Mr. Armstrong, our vice president and chief financial officer. In addition, Mr. Chamoun recommends compensation packages for the remaining executive officers which the Compensation Committee reviews and approves. All decisions by the Compensation Committee relating to the compensation of our executive officers are reviewed by our full board of directors.

     This report is submitted by the Compensation Committee and addresses our compensation policies for the fiscal year ended December 31, 2000 as they affected Mr. Chamoun and our other executive officers.

  Compensation Philosophy

     The objectives of the executive compensation program are to align compensation with business objectives and individual performance and to enable us to attract, retain and reward executive officers who are expected to contribute to the long-term success of Aspect. Our executive compensation philosophy is based on the following principles:

     - Competitive and Fair Compensation

          We are committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, we regularly compare our compensation practices with those of other companies in the industry and set our compensation guidelines based on this review. We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to our other executives.

     - Sustained Performance

          Executive officers are rewarded based upon corporate performance, business group performance and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic development alliances with third parties, timely development and introduction of new processes and products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Aspect's values are fostered.

     In evaluating each executive officer's performance, we generally conform to the following process:

     - Business and individual goals and objectives are set for each performance cycle.

     - At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his contributions to Aspect are evaluated.

     - The executive's performance is then compared with peers within Aspect and the results are communicated to the executive.

     - The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

     Annual compensation for our executives generally consists of three elements: salary, bonus and stock options. Bonuses totaling $670,000 were paid to our executive officers for the fiscal year ended December 31, 2000.

     The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his business group or area of responsibility, and may include achievement of the operating budget for Aspect as a whole or of a business group of Aspect, continued innovation in development and commercialization of our technology, timely development and introduction of new products or processes, development and implementation of successful marketing and commercialization strategies, implementation of financing strategies and establishment of strategic development alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as we mature, recognize and pursue new business opportunities and initiate programs to enhance our growth and success.

     Compensation for executive officers also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between our employees and our stockholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with us and his contributions to us, including his success in achieving the individual performance criteria described above. We generally grant options with monthly vesting schedules over a four-year period (provided, however, that the options may not be exercised during the first six months of the vesting schedule) to encourage key employees to continue in the employ of Aspect. During the fiscal year ended December 31, 2000, we granted stock options to purchase an aggregate of 10,000 shares of our common stock to executive officers at an exercise price of $24.50 per share, 292,500 shares of our common stock to executive officers at an exercise price of $23.63 per share, 100,000 shares of our common stock to executive officers at an exercise price of $19.50 per share and 55,000 shares of our common stock to executive officers at an exercise price of $8.56 per share. All stock options granted to executive officers during the fiscal year ended December 31, 2000 were granted at fair market value on the date of grant.

     Executive officers are also eligible to participate in our employee stock purchase plan. The purchase plan is available to virtually all of our employees and generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value at the beginning or end of the applicable purchase period.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We intend to structure the performance-based portion of the compensation of our executive officers, which currently consists solely of stock option grants, in a manner that complies with Section 162(m) of the Internal Revenue Code so as to mitigate any disallowance of deductions. There can be no assurance that compensation attributable to stock options granted under our stock incentive plans will be exempt from Section 162(m) as qualifying performance-based compensation.

  Mr. Chamoun's 2000 Compensation

     Mr. Chamoun is eligible to participate in the same executive compensation plans available to the other executive officers. The Compensation Committee believes that Mr. Chamoun's annual compensation, including the portion of his compensation based upon our stock option program, has been set at a level competitive with other companies in the industry.

     Mr. Chamoun's salary for the fiscal year ended December 31, 2000 increased from $200,000 to $210,000. Mr. Chamoun received a bonus of $100,000 in 2001 for his performance during the fiscal year ended December 31, 2000. In determining Mr. Chamoun's bonus compensation, the Compensation Committee considered the successful completion of Aspect's initial public offering, the establishment of development agreements with leading patient monitoring and anesthesia equipment companies, approval by the United

States Food and Drug Administration of several new products and Aspect's performance compared to Aspect's corporate objectives for the fiscal year ended December 31, 2000.

                                          COMPENSATION COMMITTEE

                                          Boudewijn L.P.M. Bollen
                                          Stephen E. Coit
                                          Donald R. Stanski

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Bollen and Coit and Dr. Stanski. With the exception of Mr. Bollen who served as President-International of Aspect from June 1998 to October 1998, no member of the Compensation Committee was at any time during the fiscal year ended December 31, 2000, or formerly, an officer or employee of Aspect or any subsidiary of Aspect, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

     None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of our board of directors is composed of three members and acts under a written charter first adopted and approved in July 1999. A copy of this charter is attached to this proxy statement as Exhibit A. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Nasdaq Stock Market.

     The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2000 and discussed these financial statements with management. Management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with management, internal accounting, financial and auditing personnel and the independent auditors, the following:

     - the plan for, and the independent auditors' report on, each audit of our financial statements,

     - our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to our stockholders,

     - changes in our accounting practices, principles, controls or methodologies,

     - significant developments or changes in accounting rules applicable to us, and

     - the adequacy of our internal controls and accounting, financial and auditing personnel.

     The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Arthur Andersen LLP, our independent auditors. SAS 61 requires our independent auditors to discuss with the Audit Committee, among other things, the following:

     - methods to account for significant unusual transactions,

     - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus,

     - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates, and

     - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     Our independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from us.

     Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Boudewijn L.P.M. Bollen
                                          Edwin M. Kania, Jr.
                                          Lester John Lloyd

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

  Audit Fees

     Arthur Andersen LLP billed us an aggregate of $175,000 in fees for professional services rendered in connection with the audit of our financial statements for the most recent fiscal year and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

  Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP did not bill us for any professional services rendered to us and our affiliates for the fiscal year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of our information system or the management of our local area network.

  All Other Fees

     Arthur Andersen LLP billed us an aggregate of $260,000 in fees for other services rendered to us and our affiliates for the fiscal year ended December 31, 2000. These fees related to Arthur Andersen LLP's services in connection with our initial public offering.

COMPARATIVE STOCK PERFORMANCE GRAPH

     The comparative stock performance graph below compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on January 28, 2000, the date on which our common stock was first publicly traded, and plotted at the end of the last trading day of the fiscal year ended December 31, 2000, in each of our common stock, the Nasdaq National Market Index of U.S. Companies and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      AMONG ASPECT MEDICAL SYSTEMS, INC.,
   NASDAQ NATIONAL MARKET INDEX OF U.S. COMPANIES AND NASDAQ MEDICAL DEVICES,
                 INSTRUMENTS AND SUPPLIES, MANUFACTURERS INDEX

                               [COMPARISON GRAPH]

--------------------------------------------------------------------------------------------------------------
                                                                                NASDAQ            NASDAQ
MEASUREMENT PERIOD                                        ASPECT MEDICAL       NATIONAL           MEDICAL
(FISCAL YEAR COVERED)                                      SYSTEMS, INC.     MARKET INDEX      DEVICES INDEX
--------------------------------------------------------------------------------------------------------------
 01/28/00...............................................      $100.00           $100.00           $100.00
--------------------------------------------------------------------------------------------------------------
 12/29/00...............................................      $ 30.53           $ 63.28           $102.71
--------------------------------------------------------------------------------------------------------------

                     APPROVAL OF 2001 STOCK INCENTIVE PLAN

     On March 19, 2001, our board of directors adopted, subject to stockholder approval, the 2001 Stock Incentive Plan. Up to 2,000,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the plan.

     Our board of directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES ADOPTION OF THE PLAN IS IN THE BEST INTERESTS OF ASPECT AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL.

SUMMARY OF THE 2001 PLAN

     The following is a brief summary of the plan. The following summary is qualified in its entirety by reference to the plan, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, a copy of the plan may be obtained upon written or oral request to our secretary.

  Description of Awards

     The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options and restricted stock awards, which are collectively referred to as "awards."

     Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to the other terms and conditions that are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of our common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of Aspect or any future parent or subsidiary corporations). The plan permits our board of directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of our common stock, by delivery to us of a promissory note, or by any combination of these forms of payment.

     Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of those shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for that award.

  Eligibility to Receive Awards

     Employees, officers, directors, consultants and advisors of Aspect and our subsidiaries (and any individuals who have accepted an offer of employment with us), including any business ventures in which we have a significant interest, as determined by our board of directors, are eligible to be granted awards under the plan. Under present law, however, incentive stock options may only be granted to employees of Aspect or our parent or subsidiary corporations. The maximum number of shares with respect to which an award may be granted to any participant under the plan may not exceed 250,000 shares per calendar year.

  Plan Benefits

     As of April 9, 2001, approximately 219 persons were eligible to receive awards under the plan, including our nine executive officers and six non-employee directors. The granting of awards under the plan is discretionary and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. During the fiscal year ended December 31, 2000, we granted stock options to our executive officers as follows: Mr.
Armstrong: 35,000; Mr. Barrett: 22,500; Mr. Chamoun: 50,000; Mr. Devlin: 20,000; Mr. Eagle: 35,000; Mr. Germscheid: 125,000; Dr. Kelley: 105,000; Dr. Manberg:
20,000; and Mr. van Raamt: 25,000. Each of these grants was made under our 1998 Stock Incentive Plan and the exercise prices were based on the fair market value of our common stock on the respective grant dates.

     On April 9, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $10.80.

  Administration

     The plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret the provisions of the plan. Pursuant to the terms of the plan, our board of directors may delegate authority under the plan to one or more committees of our board of directors. Our board of directors has authorized the Compensation Committee to administer certain aspects of the plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the plan, our board of directors, the Compensation Committee or any other committee or executive officer to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

     - the number of shares of our common stock covered by options and the dates upon which these options become exercisable,

     - the exercise price of options,

     - the duration of options, and

     - the number of shares of our common stock subject to any option or restricted stock award and the terms and conditions of those awards, including conditions for repurchase, issue price and repurchase price.

     Our board of directors is required to make appropriate adjustments in connection with the plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The plan also contains provisions addressing the consequences of a reorganization event, which is defined as:

     - any merger or consolidation of Aspect with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or

     - any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

     Upon the occurrence of a reorganization event, our board of directors must provide that all outstanding options will be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options, then our board of directors must either accelerate the options to make them fully exercisable prior to consummation of the reorganization event or provide for a cash out of the value of any outstanding options. Upon the occurrence of a reorganization event, our repurchase and other rights under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. Our board of directors will also specify the effect of a reorganization event on any other award at the time the award is granted.

     If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by that award will again be available for grant under the plan subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

  Amendment or Termination

     No award may be made under the plan after March 19, 2011, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors after the date of that amendment will become exercisable, realizable or vested (to the extent that amendment was required to grant that award) unless and until that amendment is approved by our stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the plan and with respect to the sale of our common stock acquired under the plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of the common stock, or ISO stock, acquired through the exercise of the option. The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO stock will vary with the length of time that the participant has owned the ISO stock at the time it is sold. If the participant sells ISO stock after having owned it for at least two years from the date the option was granted and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO stock over the exercise price.

     If the participant sells ISO stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the exercise date, which is known as a "disqualifying disposition," then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO stock for more than one year prior to the date of sale.

     If a participant sells ISO stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO stock. This capital loss will be a long-term capital loss if the participant has held the ISO stock for more than one year prior to the date of sale.

  Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of our common stock, or NSO stock, acquired through the exercise of the option on the exercise date over the exercise price.

     With respect to NSO stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO stock over the participant's tax basis in the NSO stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

  Restricted Stock Awards

     A participant will not recognize taxable income upon the grant of a restricted stock award, unless the participant makes an election under Section 83(b) of the Internal Revenue Code, known as a "Section 83(b) election." If the participant makes a Section 83(b) election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the award is granted, in an amount equal to the difference between the fair market value of our common stock at the time the award is granted and the purchase price paid for the common stock. If a Section 83(b) election is not made, the participant will recognize ordinary income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of our common stock at the time of the lapse and the original purchase price paid for the common stock. The participant will have a basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the common stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the common stock and the participant's basis in the common stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year. For this purpose, the holding period will begin on the day after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or on the day after the award is granted if a Section 83(b) election is made.

  Tax Consequences to the Corporation

     The grant of an award under the plan will have no tax consequences to Aspect. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any common stock acquired under the plan will have any tax consequences to us. We generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the plan, including in connection with a restricted stock award or as a result of the exercise of a nonstatutory stock option or a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The persons named in the enclosed proxy card will vote to ratify the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 2001 unless otherwise directed by the stockholders. A representative of Arthur Andersen LLP is expected to be present at the meeting and will have the opportunity to make a statement and answer appropriate questions from stockholders if he or she so desires. If the stockholders do not ratify the selection of Arthur Andersen LLP as our independent auditors, the selection of our independent auditors will be reconsidered by the Audit Committee and our board of directors.

                                 OTHER MATTERS

     Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by Aspect. In addition to the solicitation of proxies by mail, officers and employees of Aspect may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

                              REVOCATION OF PROXY

     Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless at or prior to the meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

                             STOCKHOLDER PROPOSALS

     In order to be included in proxy material for the 2002 Annual Meeting of Stockholders, stockholders' proposed resolutions must be received by us at our offices, 141 Needham Street, Newton, Massachusetts 02464 no later than December 24, 2001. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

     If a stockholder wishes to present a proposal before the 2002 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must also give written notice to our Secretary at the address noted above. The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that our 2002 Annual Meeting of Stockholders is held on or after May 2, 2002 and on or before July 31, 2002 (as we currently anticipate), our By-Laws would require notice to be provided to our Secretary at our offices no earlier than February 21, 2002 and no later than March 13, 2002. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting of Stockholders, the proxies designated by our board of directors will have discretionary authority to vote on that proposal.

                                          By Order of the Board of Directors,

                                          J. NEAL ARMSTRONG
                                          Secretary

Newton, Massachusetts
April 23, 2001

     OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

                                                                       EXHIBIT A

                          ASPECT MEDICAL SYSTEMS, INC.
                                AUDIT COMMITTEE
                     CHARTER OF DUTIES AND RESPONSIBILITIES

The Audit Committee is a standing committee of the Board of Directors. The Committee is the principal vehicle through which the Board of Directors fulfills its responsibility to ensure the integrity the Company's accounting systems, financial reporting, data processing systems and internal controls. The Committee is comprised of three non-management Directors and holds a minimum of four scheduled meetings during each calendar year or more frequently as circumstances require.

ROLE OF MANAGEMENT

     Management has the responsibility for developing and implementing sound accounting policies, procedures and systems in order to ensure that all financial reporting is in compliance with generally accepted accounting principles and for implementing an effective system of internal controls and routines in relation to continuing operations, data processing and compliance.

QUALIFICATIONS OF AUDIT COMMITTEE MEMBERS

     The members of the Audit Committee are not employees of the Company and, in the opinion of the Board of Directors, are free of any relationship that would interfere with the exercise of independent judgment as a member of the Audit Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, familiarity with current technical and regulatory issues and at least one member of the Committee shall have accounting or related financial management expertise.

RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     The principal functions of the Audit Committee are:

     (a) To make recommendations to the Board of Directors regarding the engagement of the company's independent auditor; after reviewing management's evaluation and recommendation of the auditors and their independence, and to review the arrangements for and scope of the independent audit and the fees proposed for such audit, as well as the scope and proposed fee for additional non-audit services.

        - The Audit Committee will ensure that management will provide the independent auditor unobstructed access to all required documents and information sources.

     (b) To inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks as related to Aspect.

     (c) To provide that financial management and the independent auditor discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by Aspect and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

     (d) To determine, as regards to new transactions or events, management's reasoning for the appropriateness of the accounting principles and disclosure practices.

     (e) To assure that management describes its reasoning in determining the appropriateness of changes in accounting principles and disclosure practices.

     (f) To review the results of the audit engagement with the independent auditors, their comments on the Company's system of internal control, their management letter and required communications to the Audit Committee.

     (g) To review with management and the independent auditors the accounting principles applied in financial reporting, and to review and approve any major policy changes affecting the Company's financial presentation.

     (h) To review with the Company's Chief Financial Officer his comments on the Company's system of internal controls and compliance therewith.

     (i) To report activities of the Audit Committee to the Board of Directors subsequent to each Audit Committee meeting and make such recommendations and findings concerning any audit or related matters as it deems appropriate.

     (j)  To consider and review with management and the independent auditor:

        (i) Significant findings during the year, including the status of previous audit recommendations.

        (ii) Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

     (k) Meet periodically with the independent auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

     (l) To instruct the independent auditor that they are ultimately accountable to the Board of Directors, and the Audit Committee as representative of the shareholders with ultimate authority and responsibility to select, evaluate and where appropriate to replace the independent auditor.

     The Audit Committee represents the Board of Directors discharging its responsibility of oversight of the financial reporting process by carrying out the above functions. The existence and activities of the Audit Committee, however, does not alter the traditional roles and responsibilities of the Company's management and the independent auditor with respect to the accounting and internal control functions and financial statement presentation.

IN ACCORDANCE WITH INSTRUCTION 3 TO ITEM 10 OF SCHEDULE 14A, THE 2001 STOCK INCENTIVE PLAN IS BEING ATTACHED TO THE PROXY STATEMENT AS AN APPENDIX. THE 2001 STOCK INCENTIVE PLAN IS NOT A PART OF THE PROXY STATEMENT AND WILL NOT BE INCLUDED IN THE PROXY MATERIALS DISTRIBUTED TO STOCKHOLDERS.


                          ASPECT MEDICAL SYSTEMS, INC.

                            2001 STOCK INCENTIVE PLAN

1.       Purpose

         The purpose of this 2001 Stock Incentive Plan (the "Plan") of Aspect Medical Systems, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company (the "Board").

2.       Eligibility

         All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options or restricted stock awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.       Administration and Delegation

         (a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

         (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

4.       Stock Available for Awards

         (a) Number of Shares. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 2,000,000 shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

         (b) Per-Participant Limit. Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 250,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code ("Section 162(m)").

5.       Stock Options

         (a) General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

         (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

         (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

         (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of ten (10) years.

         (e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

         (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                  (1) in cash or by check, payable to the order of the Company;

                  (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

                  (3) by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

                  (4) to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

                  (5) by any combination of the above permitted forms of payment.

         (g) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof ("Substitute Options"). Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in
Section 2.

6.       Restricted Stock.

         (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

         (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

         (c) Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.       Adjustments for Changes in Common Stock and Certain Other Events

         (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

         (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

         (c) Reorganization Events

                  (1) Definition. A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

                  (2) Consequences of a Reorganization Event on Options. Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

         Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options. To the extent all or any portion of an Option becomes exercisable solely as a result of the first sentence of this paragraph, upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (1) shall lapse at the same rate as the Option would have become exercisable under its terms and (2) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to the first sentence of this paragraph.

                  (3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

8.       General Provisions Applicable to Awards

         (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

         (b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine, such written instrument may be in the form of an agreement signed by the Company and the Participant or a written confirming memorandum to the Participant from the Company. Each Award may contain terms and conditions in addition to those set forth in the Plan.

         (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

         (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

         (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

         (f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

         (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

         (h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.       Miscellaneous

         (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

         (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

         (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under
Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

         (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by
Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders as required by
Section 162(m) (including the vote required under Section 162(m)).

         (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

                                      PROXY

                          ASPECT MEDICAL SYSTEMS, INC.

                               141 NEEDHAM STREET
                           NEWTON, MASSACHUSETTS 02464
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2001

         The undersigned, revoking all prior proxies, hereby appoints Nassib G. Chamoun and J. Neal Armstrong, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Aspect Medical Systems, Inc. (the "Company") held of record by the undersigned on April 9, 2001 at the Annual Meeting of Stockholders to be held on Tuesday, May 22, 2001 at 9:00 a.m. and any adjournments thereof. The undersigned hereby directs the said Nassib G. Chamoun and J. Neal Armstrong to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                  SIDE

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the operation of the Company that require your prompt attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Aspect Medical Systems, Inc.

        Please mark
[X]     votes as in
        this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

                                                                                                           FOR     AGAINST   ABSTAIN
1.    To elect the following three (3) nominees as Class I
      Directors of the Company.                                    2.  To approve the Company's 2001       [  ]      [  ]      [  ]
                                                                       Stock Incentive Plan.
      NOMINEES:   (01) Stephen E. Coit, (02) Richard J. Meelia,
                  (03) Donald R. Stanski, M.D.                     3.  To ratify the selection of Arthur   [  ]      [  ]      [  ]
                                                                       Andersen LLP as independent
      FOR                          WITHHELD                            auditors for the Company for the
      ALL        [  ]        [  ]  FROM ALL                            fiscal year ending December 31,
    NOMINEES                       NOMINEES                            2001.

[  ]                                                               4.  In their discretion, the proxies
     ---------------------------------------------                     are authorized to vote upon any
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL        other business that may properly
NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE.)       come before the meeting.

                                                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT               [  ]

                                                                   Please sign exactly as name appears hereon.
                                                                   Joint tenants should each sign. Executors,
                                                                   administrators, trustees, guardians, or
                                                                   other fiduciaries should give full title as
                                                                   such. If the person named on the stock
                                                                   certificate has died, please submit evidence
                                                                   of your authority. If signing for a
                                                                   corporation, please sign in full corporate
                                                                   name by a duly authorized officer. If a
                                                                   partnership, please sign in partnership name
                                                                   by authorized person, giving full title.

Signature:                              Date:                      Signature:                                   Date:
          ----------------------------       -------------                   ---------------------------------       ---------------